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EXHIBIT 99.1     PRESS RELEASE




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For immediate release:

                        FIRST BANCORP OF INDIANA, INC.
                            DECLINES PULASKI OFFER

      March 15, 2001, Evansville, Indiana. First Bancorp of Indiana, Inc. (Nasdaq: FBEI) today announced that its Board of Directors has declined the offer made by Pulaski Financial Corp. (Nasdaq: PULB) to acquire the Company. As previously disclosed, Pulaski made an unsolicited offer to acquire the Company for $16.125 per share, with the consideration to be paid in an unspecified combination of cash and Pulaski stock.

      "After a thorough review, our Board of Directors concluded that Pulaski's offer did not reflect the full value of the Company," said Harold Duncan, President and Chief Executive Officer of the Company. "In the almost two years since the Company's initial public offering, we have grown our assets 39% and have been successful in expanding our branch network from four to seven offices. Our Board determined that it would not be in the best interests of shareholders to abandon our business plan in order to pursue Pulaski's offer."

      The Company is making this public disclosure regarding its response to Pulaski Financial Corp. because of the public nature of Pulaski's offer. In the future, the Company does not intend to comment on rumor or speculation regarding any business combination involving the Company or to make public disclosure regarding the Company's consideration of any business combination involving the Company, until such time as it is required to do so.

      First Bancorp of Indiana is the holding company for First Federal Savings Bank, headquartered in Evansville, Indiana. At December 31, 2000, First Bancorp had total assets of $173.6 million and seven branch offices, all in the Evansville area.

For further information:

Harold Duncan
President and Chief Executive Officer
(812) 423-3196